As filed with the Securities and Exchange Commission on December 20, 2004

Registration No. 333-49620

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YELLOW ROADWAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas	66211
(Address of Principal Executive Officer)	(Zip Code)

Yellow Corporation 1999 Stock Option Plan

(Full title of the plans)

Daniel J. Churay

Yellow Roadway Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(Name and address of agent for service)

(913) 696-6100

(Telephone number, including area code, of agent for service)

POST-EFFECTIVE AMENDMENT NO. 1

Yellow Roadway Corporation (the “Registrant”) is filing this post-effective amendment to the Yellow Corporation 1999 Stock Option Plan, Registration Statement No. 333-49620, filed on November 9, 2000 with the Securities and Exchange Commission to deregister 215,000 shares of Common Stock previously registered on Registration Statement No. 333-49620.

Concurrently with the filing of this Amendment No. 1 to Registration Statement, the Registrant will file a Registration Statement on Form S-8 for the Yellow Roadway Corporation 2004 Long-term Incentive and Equity Award Plan (“2004 LTIP”). The Registrant will carry forward the 215,000 shares being deregistered under this Amendment No. 1 to Registration Statement on Form S-8 to the Registration Statement on Form S-8 for the 2004 LTIP.

The $1,018.13 registration fee previously paid by the Registrant to register 215,000 shares being deregistered under this Amendment No. 1 to Registration Statement on Form S-8 for the Yellow Corporation 1999 Stock Option Plan will be carried forward and applied to the registration fee due as a result of registering the 3,430,000 shares on Registration Statement on Form S-8 for the 2004 LTIP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on December 20, 2004.

Yellow Roadway Corporation

By:	/s/ DONALD G. BARGER, JR.
Donald G. Barger, Jr.
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald G. Barger, Jr., Todd G. Hacker and Daniel J. Churay, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of December, 2004.

Signature	Title

/s/ WILLIAM D. ZOLLARS William D. Zollars	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)

/s/ DONALD G. BARGER, JR. Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ BHADRESH SUTARIA Bhadresh Sutaria	Vice President – Controller and Chief Accounting Officer (principal accounting officer)

/s/ CASSANDRA C. CARR Cassandra C. Carr	Director

/s/ HOWARD M. DEAN Howard M. Dean	Director

/s/ FRANK P. DOYLE Frank P. Doyle	Director

/s/ DENNIS E. FOSTER Dennis E. Foster	Director

/s/ JOHN F. FIEDLER John F. Fiedler	Director

/s/ JOHN C. MCKELVEY John C. McKelvey	Director

/s/ PHILLIP J. MEEK Phillip J. Meek	Director

/s/ WILLIAM L. TRUBECK William L. Trubeck	Director

/s/ CARL W. VOGT Carl W. Vogt	Director